Iron Mountain Incorporated

Filed Pursuant to Rule 433
Dated June 2, 2008
Registration Statement No. 333-144683
Supplementing Preliminary Prospectus Supplement Dated June 2, 2008, and
Prospectus dated July 19, 2007

        On page S-28 of the preliminary prospectus supplement dated June 2, 2008 (the "Preliminary Prospectus Supplement") we mistakenly disclosed that, as of March 31, 2008, the amount of Restricted Payments (as defined in the Preliminary Prospectus Supplement) that would have been available to the Company (as defined in the Preliminary Prospectus Supplement) pursuant to clause (iii) of the Restricted Payment covenant would have been approximately $1.6 billion. Under the indentures for the Company's outstanding 8 5/8% Senior Subordinated Notes due 2013, 7 3/4% Senior Subordinated Notes due 2015 and 6 5/8% Senior Subordinated Notes due 2016, the amount of Restricted Payments that would have been available to the Company under the comparable Restricted Payment covenant was approximately $1.6 billion. In addition, under the indentures for the outstanding 7 1/2% CAD Senior Subordinated Notes due 2017, 8 3/4% Senior Subordinated Notes due 2018, 8% Senior Subordinated Notes due 2018 and 6 3/4% Euro Senior Subordinated Notes due 2018, the amount of Restricted Payments that would have been available to the Company under the comparable Restricted Payment covenant was approximately $2.8 billion. The correct number for the actual amount as of March 31, 2008 available for Restricted Payments under clause (iii) of the Restricted Payment covenant for the notes being offered pursuant to the Preliminary Prospectus Supplement (and appearing on page S-28 of the Preliminary Prospectus Supplement) should have been $2.8 billion.

        The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect 1-212-270-3994.